EX-28(d)(5)(e)(i)

AMENDMENT TO SUB-SUB-INVESTMENT ADVISORY AGREEMENT

Between

DELAWARE INVESTMENTS FUND ADVISERS,

a series of Macquarie Investment Management Business Trust and

MACQUARIE FUNDS MANAGEMENT HONG KONG LIMITED

This Amendment (the “Amendment”), made as of this 1st day of May, 2021, by and between DELAWARE INVESTMENTS FUND ADVISERS, a series of Macquarie Investment Management Business Trust (the “Sub-Advisor”), organized and existing under the laws of Delaware, and MACQUARIE FUNDS MANAGEMENT HONG KONG LIMITED, a company organized under the laws of Hong Kong (the “Sub-Sub-Advisor”).

WITNESSETH:

WHEREAS, Sub-Advisor and the Sub-Sub-Advisor (collectively, the “parties”) have entered into a Sub-Sub-Investment Advisory Agreement dated April 30, 2019, (the “Agreement”); and

WHEREAS, in accordance with Section 11 of said Agreement, the Agreement may be changed, waived, discharged or terminated by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought; and

WHEREAS, the parties desire to amend Schedule A of the Agreement in regard to the fees of the Sub-Sub-Advisor for each Fund noted therein; and

WHEREAS, the parties desire to memorialize the Amendment to the Agreement.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, and intending to be legally bound, the Agreement shall be and is hereby amended as follows:

1. Section	6 of the Agreement is hereby deleted and replaced with the new Section 6 below:

6.     Compensation. For that portion of the Fund for which Sub-Sub-Advisor acts as sub-sub-advisor, Sub-Advisor agrees to pay to Sub-Sub-Advisor and Sub-Sub-Advisor agrees to accept as full compensation for all services rendered by Sub-Sub-Advisor as such a monthly fee in arrears at an annual rate equal to the percentage of the average daily value of the net assets of each Fund for which Sub-Sub-Advisor provides services under this Agreement as detailed in Appendix A. For any period less than a month during which this Agreement is in effect, the fee shall be prorated according to the proportion which such period bears to a full month of 28, 29, 30 or 31 days, as the case may be. Such compensation percentage may change at any time based upon written revisions or supplements to this Section 6 or Appendix A.

2.    Schedule A of the Agreement is hereby deleted and replaced with the new Schedule A attached hereto.

3.    Except as provided herein, all other provisions of the Agreement, as amended, including the exhibits thereto, will remain in full force and effect as set forth therein. All terms used but not otherwise defined herein shall have the meanings given to them in the Agreement.

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment as of the date set forth above.

MACQUARIE FUNDS MANAGEMENT HONG KONG LIMITED	DELAWARE INVESTMENTS FUND ADVISERS, a series of Macquarie Investment Management Business Trust

By: /s/ John Bugg /s/ Manish Bishnoi	By:	/s/ Roger Early
Name: John Bugg Manish Bishnoi	Name:	Roger Early
Title: Attorney Attorney	Title:	Executive Vice President
306/21

Acknowledged by LINCOLN INVESTMENT ADVISORS CORPORATION

By:	/s/ Jayson Bronchetti
Name:	Jayson Bronchetti
Title:	President

Schedule A

Fee Schedule

Sub-Advisor agrees to pay to Sub-Sub-Advisor a monthly fee in arrears at an annual rate equal to the percentage of the average daily value of the net assets of each Fund for which Sub-Sub-Advisor provides services under this Agreement as noted below:

Effective Date	Fund	Fee
April 30, 2019	LVIP Delaware Wealth Builder Fund	0.00%
April 30, 2019	LVIP Delaware Social Awareness Fund	0.00%
April 30, 2019	LVIP Delaware Mid Cap Value Fund	0.00%
May 1, 2021	LVIP Delaware SMID Cap Core Fund	0.00%
May 1, 2021	LVIP Delaware Value Fund	0.00%
May 1, 2021	LVIP Delaware REIT Fund	0.00%